Exhibit 99.1

BROOKDALE AND HCP COMPLETE PREVIOUSLY DISCLOSED CREATION OF $1.2 BILLION CCRC JOINT VENTURE AND AMENDMENT OF FORMER EMERITUS LEASES

NASHVILLE, TN and IRVINE, CA, September 2, 2014 — Brookdale Senior Living (NYSE:BKD) and HCP (NYSE:HCP) today announced the closing of their previously disclosed multiple-element transaction, including:  i) the creation of a $1.2 billion strategic joint venture initially owning a portfolio of 14 entry fee CCRCs, and ii) amendments to the triple-net leases on 202 HCP-owned senior housing communities formerly operated by Emeritus Corporation, which was acquired by Brookdale in July 2014.

As previously announced, concurrent with the closing, HCP invested $324 million of cash into the CCRC joint venture, which was used to acquire four communities representing four of the 14 campuses that initially constitute the venture.  Brookdale will continue to manage the communities in the CCRC portfolio.

Andy Smith, Brookdale’s Chief Executive Officer, said, “We are very excited about broadening our relationship with HCP through both the merger with Emeritus and this transaction, which creates attractive opportunities to build shareholder value for Brookdale and HCP.  Working together, we expect the entry fee CCRC joint venture to become a pre-eminent owner and operator of first-class entry-fee communities.  In addition, the modifications to the Emeritus leases, including the creation of a 49-community RIDEA joint venture, are expected to improve the benefits of our merger by increasing accretion and reducing lease leverage.  We appreciate the creativity and collaboration of Lauralee and the HCP team to effect this next step in building our relationship.”

“I would like to congratulate the Brookdale and Emeritus teams again for completing their transformational merger,” said Lauralee Martin, President and CEO of HCP.  “Brookdale has been a terrific long-term partner to HCP, and we are delighted to have strengthened and expanded our relationship with this best-in-class operator.  This transaction results in improved lease coverage, the elimination of purchase options and two new joint venture platforms with significant growth potential.  We look forward to continuing to expand our relationship with Andy and his team.”

ABOUT BROOKDALE SENIOR LIVING

Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States.  The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently Brookdale operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with approximately 1,150 communities in 46 states and the ability to serve over 110,000 residents.  Through its ancillary services program, the Company also offers a range of outpatient therapy, home health, personalized living and hospice services.

ABOUT HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  HCP’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospital.  A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 29 consecutive years; (iii) is the only REIT included in the S&P 500 Dividend Aristocrats index; and (iv) is a global leader in sustainability as a member of the CDP, Dow Jones and FTSE4Good sustainability leadership indices, and the Global and North American healthcare sector leader for GRESB.  For more information regarding HCP, visit the Company’s website at www.hcpi.com.

FORWARD-LOOKING STATEMENTS

Certain items in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include, among other things, statements regarding anticipated outcomes relating to the CCRC joint venture and the Brookdale and Emeritus merger transaction and the potential benefits of an expanded relationship and joint ventures between HCP and Brookdale.  These statements are made as of the date hereof, are not guarantees of future performance and are subject to known and unknown risks, uncertainties, assumptions and other factors — many of which are out of HCP’s, Brookdale’s and their respective management’s control and difficult to forecast — that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements.  These risks and uncertainties include but are not limited to: the risk that either HCP or Brookdale may not be able to achieve the benefits of the transactions described above within expected time-frames or within expected cost projections; and other risks and uncertainties described from time to time in HCP’s and Brookdale’s Securities and Exchange Commission filings, including each of HCP’s and Brookdale’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  Neither HCP nor Brookdale assumes, and each hereby expressly disclaims any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

CONTACTS

Brookdale Senior Living Inc.		HCP, Inc.
Investors:	Ross Roadman (615) 564-8104	Timothy M. Schoen
	rroadman@brookdale.com	Executive Vice President & Chief Financial Officer
(949) 407-0400
Media:	Julie Davis (615) 564-8225	investorrelations@hcpi.com
jkdavis@brookdale.com